Exhibit 99.1
EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
On November 7, 2023, Gemini Capital Associates V, L.P. and its affiliates (collectively, “Gemini”) distributed an aggregate of 205,282 Ordinary Shares, par value NIS 0.01 per share, of the Issuer (“Ordinary Shares”) to the Insight XI Funds (as defined below) on a pro rata basis in accordance with their respective capital contributions to Gemini (the “Gemini Distribution”). In connection with the Gemini Distribution, Insight Partners XI, L.P. (“IP XI”) acquired direct ownership of 87,040 Ordinary Shares, Insight Partners (Cayman) XI, L.P. (“IP Cayman”) acquired direct ownership of 91,305 Ordinary Shares, Insight Partners (Delaware) XI, L.P. (“IP Delaware”) acquired direct ownership of 12,178 Ordinary Shares, Insight Partners XI (Co-Investors), L.P. (“IP Coinvest”) acquired direct ownership of 1,450 Ordinary Shares, Insight Partners XI (Co-Investors) (B), L.P. (“IP Coinvest B”) acquired direct ownership of 2,002 Ordinary Shares, and Insight Partners (EU) XI, S.C.Sp. (“IP EU”, and together with IP XI, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, collectively, the “Insight XI Funds”) acquired direct ownership of 11,307 Ordinary Shares. The Insight XI Funds did not furnish any consideration in exchange for shares received in connection with the Gemini Distribution.

(2)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Associates XI, Ltd. ("IA XI Ltd"), which in turn is the general partner of Insight Associates XI, L.P. ("IA XI"), which in turn is the general partner of IP XI, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B. Holdings is also the sole shareholder of Insight Associates (EU) XI, SARL (“IA EU”), which in turn is the general partner of IP EU.

(3)
All Ordinary Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IA XI Ltd, IA XI Ltd is the general partner of IA XI, and in turn, IA XI is the general partner of IP XI, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, and the reporting person therefore may be deemed to share voting and dispositive power over such Ordinary Shares. Holdings is also the sole shareholder of IA EU, and in turn, IA EU is the general partner of IP EU, and the reporting person therefore may be deemed to share voting and dispositive power over such Ordinary Shares. The reporting person disclaims beneficial ownership of all Ordinary Shares of the Issuer held of record by the Insight XI Funds, except to the extent of his pecuniary interest therein.

(4)
250,094 Ordinary Shares are owned by JPH Private Investments LLC (“JPH Private”), 809 Ordinary Shares are owned by JPH DE Trust Holdings LLC (“JPH Trust”) and 506 Ordinary Shares are owned by JPH 2020 DE Trust Holdings LLC (“JPH 2020 Trust”). The reporting person controls JPH Private, JPH Trust and JPH 2020 Trust. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by JPH Private, JPH Trust and JPH 2020 Trust.

(5)
The Ordinary Shares are represented by 4,797 restricted stock units which vested in four equal quarterly installments beginning on August 14, 2021, 9,552 restricted stock units which vested in four equal quarterly installments beginning on August 17, 2022 and 7,826 restricted stock units which vest in four equal quarterly installments beginning on August 16, 2023.